UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 8, 2018

Baldwin & Lyons, Inc.
(Exact Name of Registrant as Specified in Charter)

Indiana	0-5534	35-0160330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Congressional Boulevard, Carmel IN		46032
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code 317-636-9800

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on May 8, 2018, the Board of Directors (the "Board") of Baldwin & Lyons, Inc. (the "Company"), upon the recommendation of the Nominating and Governance Committee of the Board,  appointed David W. Michelson to serve as Director.   Mr. Michelson will serve for a term expiring at the Company's 2019 annual meeting of shareholders and until his successor is elected and has qualified.

Mr. Michelson, age 61, most recently served as a Senior Advisor for National Interstate Corporation ("National Interstate") from May 2016 until May 2018.   Mr. Michelson served as National Interstate's President and Chief Executive Officer from January 2008 until May 2016 and as a Director from April 2009 until November 2016.   Mr. Michelson served in various other capacities at National Interstate from 1992 through 2007, including roles as Vice President, Senior Vice President, Executive Vice President, and Chief Operating Officer. In addition, Mr. Michelson served as Board Chairman for National Interstate Insurance Company from April 2009 until May 2016.    Prior to joining National Interstate, Mr. Michelson held roles at Liberty National Fire Insurance Company, Reliance Insurance Company and Progressive Corporation.  Mr. Michelson has been appointed to serve on the Company's Audit Committee.

There are no arrangements or understandings between Mr. Michelson and any other person pursuant to which Mr. Michelson was selected as a Director.    There are no transactions in which the Company's and/or its subsidiaries were a party and in which Mr. Michelson has a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.   As a non-employee director, Mr. Michelson received the annual director equity grant on May 8, 2018 and will participate in the non-employee director compensation arrangements described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 6, 2018.

A copy of the press release announcing Mr. Michelson's appointment as a Director is attached hereto as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.

On May 10, 2018, W. Randall Birchfield, the Company's Chief Executive Officer, President, and Chief Operating Officer, entered into a Confidentiality, Non-competition and Non-solicitation agreement (the "Agreement").  This Agreement provides for a severance payment in exchange for Mr. Birchfield agreeing to a two-year covenant not to compete, a two-year non-solicitation restriction for both our customers and employees, and continuing to comply with customary confidentiality and non-disparagement provisions.  Subject to the terms of the Agreement, if Mr. Birchfield is terminated without cause, he will receive two years' salary, a pro-rated portion of his target Annual Incentive Plan award, and a one-year continuation of his employee benefits.  Mr. Birchfield must execute a general release in order for any severance payments under the Agreement to begin.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Company's
Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Item 5.07.  Submission of Matters to a Vote of Security Holders

(a)	The annual meeting of shareholders of the Company was held on May 8, 2018.
(b)	The final results of voting on each of the matters submitted to a vote of shareholders during the Company's annual meeting are as follows:

Proposal 1 – To elect twelve (12) directors:

	Shares For	Shares Withheld	Broker Non-Votes
Steven J. Bensinger	1,736,676	155,984	552,423
Stuart D. Bilton	1,890,332	2,328	552,423
W. Randall Birchfield	1,737,288	155,372	552,423
Otto N. Frenzel IV	1,892,264	396	552,423
LoriAnn V. Lowery-Biggers	1,892,162	498	552,423
John D. Nichols, Jr.	1,892,162	498	552,423
James A. Porcari III	1,892,162	498	552,423
Kenneth D. Sacks	1,892,162	498	552,423
Nathan Shapiro	1,737,390	155,270	552,423
Norton Shapiro	1,737,390	155,270	552,423
Robert Shapiro	1,737,390	155,270	552,423
Steven A. Shapiro	1,737,390	155,270	552,423

Proposal 2 – To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for 2018:

For	2,444,214
Against	169
Abstain	700

Proposal 3 – To approve, in an advisory vote, the Company's executive officer compensation:

For	1,742,178
Against	120,165
Abstain	30,317
Broker Non-Votes	552,423

Proposal 4 – To approve the proposed amendment to the Company's Articles of Incorporation to change the Company's name to Protective Insurance Corporation:

For	2,281,782
Against	161,186
Abstain	2,115

Based on a determination by the Board of Directors, the Company anticipates effecting the Company's name change in the third quarter of 2018.

Item 9.01 Financial Statements and Exhibits.

(d) The following item is filed as an exhibit to this Current Report on Form 8-K:

Exhibit 99.1 Press release issued by the Company on May 14, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALDWIN & LYONS, INC.

May 14, 2018 By:    /s/ W. Randall Birchfield
                                 W. Randall Birchfield,
                                 President, Chief Executive Officer &
                                 Chief Operating Officer